Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157597
March 11, 2009
Final Term Sheet for
5.95% Notes due 2014
6.95% Notes due 2019

Issuer:	Eaton Corporation

Securities Title:	5.95% Notes due 2014
6.95% Notes due 2019

Expected Ratings:	A3 / A- / A-

Ranking:	Senior Unsecured

Principal Amount:	$250 million of 2014 Notes
$300 million of 2019 Notes

Pricing Date:	March 11, 2009

Expected Settlement Date:	T+3; March 16, 2009

Maturity Date:	March 20, 2014 for 2014 Notes
March 20, 2019 for 2019 Notes

Price to Public:	99.965% of principal amount of 2014 Notes
99.494% of principal amount of 2019 Notes

Coupon:	5.95% per annum for 2014 Notes
6.95% per annum for 2019 Notes

Interest Payment Dates:	Semi-annually on March 20 and September 20, commencing on September 20, 2009 and ending on the Maturity Date

Interest Payment Record Dates:	March 5 and September 5 immediately preceding the applicable Interest Payment Date

Benchmark Treasury:	1.875% due February 28, 2014 for 2014 Notes
2.750% due February 15, 2019 for 2019 Notes

Benchmark Treasury Yield:	1.958% for 2014 Notes
2.921% for 2019 Notes

Benchmark Treasury Price:	99-19+ for 2014 Notes
98-17 for 2019 Notes

Spread to Benchmark Treasury:	Plus 400 basis points for 2014 Notes
Plus 410 basis points for 2019 Notes

Yield to Maturity:	5.958% for 2014 Notes
7.021% for 2019 Notes

Make-Whole Call:	Treasury rate plus 50 basis points for 2014 Notes
Treasury rate plus 50 basis points for 2019 Notes

Day Count:	30/360

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Banc of America Securities LLC
Goldman, Sachs & Co.
UBS Securities LLC

Cusip:	278058 DG4 for 2014 Notes
278058 DH2 for 2019 Notes
A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322, Goldman, Sachs & Co. at 1-866-471-2526 or UBS Securities LLC at 1-877-827-6444 (ext 561-3884).

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